Exhibit 99.1

BDSI Announces Positive Phase III Clinical Trial Results for BEMA(TM) Fentanyl

Primary Efficacy Endpoint in Pivotal Trial Demonstrates Statistical Significance

Compared to Placebo in Patients with Breakthrough Cancer Pain

Company to Host Conference Call and Webcast at 11am Eastern Time Today to Discuss Results

MORRISVILLE, N.C.—(BUSINESS WIRE)—BioDelivery Sciences International, Inc. (Nasdaq: BDSI—News) announced today statistically significant results with BEMA(TM) Fentanyl in cancer patients with breakthrough pain in its pivotal Phase III efficacy clinical trial for the product. The results are based on achievement of the primary efficacy endpoint of the trial, Summary of Pain Intensity Difference (SPID), compared to placebo.

The results demonstrated that patients treated with BEMA(TM) Fentanyl showed a statistically significant improvement on the primary efficacy endpoint at 30 minutes (SPID 30) compared to placebo (p less than 0.004), meaning a greater reduction in pain. Eighty (80) patients participated in the double-blind, placebo-controlled portion of the study.

BEMA(TM) Fentanyl consists of a small, dissolvable polymer disc, formulated with the opioid narcotic fentanyl, for application to the buccal (inner lining of cheek) membranes. Upon administration, BEMA Fentanyl is designed to deliver a rapid, reliable dose of drug across mucous membranes.

Dr. Andrew Finn, BDSI’s Executive Vice President of Product Development, stated “We are obviously very pleased with these efficacy results. Only five patients (approximately 3% of those patients entering the initial titration phase of the study) were unable to achieve adequate pain relief. We believe this high level of pain control is attributable to the efficient, reliable absorption from the buccal mucosa, the ease of application of the BEMA Fentanyl product and the ability to titrate across a wide range of doses up to and including our 1200 mcg dose. Importantly, the results also demonstrated that BEMA(TM) Fentanyl was well-tolerated by patients in the trial, with no reported drug-related changes to the oral mucosa, which is important for cancer patients who may also have oral ulcerations as a result of a weakened immune system.”

“Once we have the remainder of the data analyzed, including the secondary efficacy parameters, our plan will be to submit the data to a scientific conference for presentation. We will do that at the first available opportunity and at the most appropriate forum. However, we wanted to be able to share the news that we have achieved the most important endpoint, namely the SPID 30, at this time,” concluded Dr. Finn.

Dr. Mark Sirgo, President and CEO of BDSI, commented, “These Phase III results demonstrate that the BEMA(TM) delivery system is effective in delivering a significant level of fentanyl over a range of doses to manage the breakthrough cancer pain that occurred in these patients. The results also demonstrated that the dosage form was convenient and comfortable to use. Importantly, we believe that the dose linearity (i.e. double the dose and double the plasma concentration of the drug) demonstrated in our previously announced pharmacokinetic studies up to the 1200 mcg dose provide the ability to relieve breakthrough cancer pain in a higher percentage of patients. This was demonstrated by the fact that only 3% of patients who entered the titration phase did not proceed to the double blind, placebo controlled phase of the study because they could not achieve adequate pain control. Overall, given the efficacy profile of BEMA(TM) Fentanyl as demonstrated during this Phase III study, along with the apparent ease of use and comfort of the BEMA(TM) disc, we remain confident that BEMA(TM) Fentanyl has the potential to play an important role in the future treatment of breakthrough cancer pain.”

In 2006, franchise sales for the market leader in rapid acting fentanyl products were a reported $659 million, while only treating less than 50,000 of the estimated 500,000 cancer patients with breakthrough pain. “We believe that the efficacy and safety profile of BEMA(TM) Fentanyl is well suited to penetrate the 90% of the market that is not served by existing products” commented Dr. Sirgo. “Based on this, and assuming NDA acceptance and approval by FDA and that our development and commercialization activities continue as planned, we continue to believe that we will ultimately reach our annual peak sales projection of $250 million for the treatment of breakthrough cancer pain.”

“On behalf of the Board of Directors, I want to congratulate our senior management and our entire BEMA(TM) Fentanyl team for achieving this pivotal milestone in the history of BDSI” said Frank E. O’Donnell Jr., M.D., Chairman of the Board of BDSI. “Since the addition of Drs. Sirgo and Finn to our senior management team in 2004, BDSI has made great strides in its evolution from a drug delivery company into a specialty pharmaceutical company. In that time, under their dedicated, tireless and very able leadership, BDSI has carefully marshaled and focused its resources, faced and overcome many obstacles and stayed true to its pursuit of the capital and time efficient 505(b)(2) regulatory pathway. Our team has brought tangible value to our stockholders, and our board takes this time to state its appreciation and admiration of the efforts of our management team and all of our employees.”

Dr. O’Donnell continued, “We are hopeful that this demonstration of the effectiveness of BEMA(TM) Fentanyl augers very well for the potential application of the BEMA(TM) technology to other therapeutics that normally require parenteral administration. While it is true that work remains to be completed in the regulatory and commercial areas for BEMA(TM) Fentanyl, now that we have demonstrated the clinical value of this important delivery technology, we will seek to expand our pipeline of other clinically and economically valuable applications and partnerships.”

Patients from the efficacy study were also eligible for entry in the long-term safety study with BEMA(TM) Fentanyl, which is still ongoing. The two studies together will form the foundation of BDSI’s New Drug Application (NDA) scheduled for submission during the third quarter of 2007. Prior to this submission, BDSI will conduct a pre-NDA meeting with the FDA on June 28, 2007 to discuss results of this efficacy trial along with the safety data and other requirements for the NDA submission.

BDSI will host a conference call to discuss the results today April 25th at 11:00 AM ET. We invite all those interested in hearing management’s discussion to join the call by dialing 1-(877)-407-8033. International participants may access the call by dialing 1-(201)-689-8033. A replay will be available for one week following the call by dialing 1-(877)-660-6853 for domestic participants or 1-(201)-612-7415 for international participants and entering account number 286 plus conference ID code 240056 when prompted. Participants may also access a live webcast of the conference call through the BDSI website at www.biodeliverysciences.com or at http://www.vcall.com/IC/CEPage.asp?ID=116323. The webcast will be archived on the company’s website for 7 days.

About the BEMA(TM) Technology

BDSI’s BEMA(TM) drug delivery technology consists of a dissolvable, dime-sized polymer disc for application to the mucosal (inner lining of cheek) membrane. BEMA(TM) discs deliver a rapid, reliable dose of drug across mucous membranes for time-critical conditions or trauma cases where intravenous lines or injections are unavailable or not practical.

About BEMA(TM) Fentanyl

BDSI’s lead product under development is BEMA(TM) Fentanyl, a treatment for “breakthrough” cancer pain (i.e., episodes of severe pain which “break through” the medication used to control the persistent pain). BDSI believes there is a clear need and growing market for additional narcotic agents in alternative dosage forms to provide rapid pain relief. Fentanyl belongs to the group of medicines called narcotic analgesics, which are used to relieve pain. The transmucosal form of fentanyl is a powerful narcotic used to treat breakthrough cancer pain. BDSI believes that fentanyl applied with its BEMA(TM) disc technology has the potential to meet the market need for new narcotics and, BDSI believes, will be well suited for breakthrough cancer pain in opioid-tolerant patients.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize, clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA(TM) oral adhesive disc technology: BEMA(TM) Fentanyl, a treatment for “breakthrough” cancer pain, and BEMA(TM) LA, a second analgesic with a target indication of the treatment of moderate to severe pain. The company is also working with both its BEMA(TM) technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, the application of funds, or the timing for completion and results of scheduled or additional clinical trials and FDA review of the Company’s formulations and products, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

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